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JOINT NEWS RELEASE

                                    CONTACTS

          VALLEN:                       HAGEMEYER N.V:
          Jim Thompson                  Rob ter Haar
          Leighton Stephenson           31-35-695-7676
          713-462-8700
                                        HAGEMEYER P.P.S. NORTH
                                        AMERICA, INC.:
                                        David G. Gundling
                                        770-541-6151

FOR IMMEDIATE RELEASE

          VALLEN CORPORATION TO BE ACQUIRED THROUGH CASH TENDER OFFER

                                  BY HAGEMEYER

HOUSTON, TEXAS; ATLANTA, GEORGIA: November 15, 1999 - Vallen Corporation (NASDAQ: VALN) and Hagemeyer P.P.S. North America, Inc. today announced the signing of a definitive agreement for the acquisition of Vallen by Hagemeyer P.P.S. North America, Inc. The agreement calls for Hagemeyer P.P.S. North America, Inc., through a subsidiary, to commence a cash tender offer for all of the outstanding shares of Vallen within five days at a cash price of $25.00 per share. Upon completion of the tender offer, Vallen will become a wholly owned subsidiary of Hagemeyer P.P.S. North America, Inc. through a cash merger at the same price per share. Vallen has approximately 7.4 million shares outstanding on a fully diluted basis, making the value of the transaction about $201 million (including approximately $17 million in debt to be assumed by Hagemeyer P.P.S. North America, Inc.).

The tender offer will be conditioned on at least two-thirds of Vallen's outstanding shares, on a fully diluted basis, being validly tendered and not withdrawn prior to expiration of the offer. The expiration date of the offer will be twenty business days following the commencement, unless the offer is extended. The tender offer and merger are also subject to expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary conditions. The tender offer and merger are not contingent upon financing.

Hagemeyer N.V., the Netherlands-based parent company of Hagemeyer P.P.S. North America, Inc., has unconditionally guaranteed all obligations of its subsidiaries in the transaction.

Leonard J. Bruce, Chairman of the Board of Vallen, and his family agreed with Hagemeyer to tender the approximately 56% of Vallen's outstanding shares held by the family and to vote their shares in favor of the merger.

"We are very excited about this transaction," stated David G. Gundling, President and CEO of Hagemeyer P.P.S. North America, Inc. "Leonard Bruce has built Vallen into the recognized
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leader in the industrial health and safety industry, and we are pleased that he and the Board of Directors have entrusted us to carry on Vallen's over 50-year tradition in this important industry."

"We have given this transaction thorough and careful consideration," said Mr. Bruce, "and the Vallen Board of Directors shares my belief that it is in the best interests of the Company and the Company's shareholders." James W. Thompson, President and Chief Executive Officer of Vallen stated, "We have great respect for the Hagemeyer organization. Our industry-leading team of associates will provide a platform to continue to grow the business after the transaction, with exciting new opportunities for Vallen as a key part of a vibrant multinational group."

Vallen is being advised by Salomon Smith Barney Inc. and William Blair & Company L.L.C. Hagemeyer is being advised by Deutsche Banc Alex. Brown.

Hagemeyer, N.V. is an international marketing and distribution company with operations in Europe, North America and the Asia-Pacific region. The Hagemeyer group operates in over 60 countries and has approximately 22,000 employees world wide. Hagemeyer's shares are listed on the stock exchange in Amsterdam and form part of the AEX index.

Vallen Corporation, through its operating subsidiaries, is engaged in providing integrated safety products and related services as well as other industrial MRO products to customers, including total safety solutions programs in customers' working environments. Its manufacturing facilities under Encon Safety Products, Inc. produce a variety of safety products and other products for industrial and commercial application, including emergency shower and eyewash fountains for industrial usage, and a broad line of non-prescription safety eyewear distributed throughout North and South America. Vallen operates from 162 locations, including 69 onsite/just in time locations throughout North America and in Chile.